UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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Sonim Technologies Provides Update
on Strategic Alternatives Initiatives

Urges Stockholders to Support Sonim’s Qualified Director Nominees
at the Annual Meeting on July 18, 2025

Vote for each of Sonim Board Nominees on the WHITE Proxy Card

San Diego, California – June 18, 2025 – Sonim Technologies, Inc. (NASDAQ: SONM), a leading provider of rugged mobile solutions, today outlined its ongoing successful strategic alternatives process and illusory proposals by Orbic North America, LLC (“Orbic”).

In January 2025, following the unsolicited approach from Orbic to acquire Sonim, the Sonim Board formed a Special Committee to explore and evaluate a range of strategic alternatives to maximize stockholder value. Both strategically and tactically, the Special Committee has already found a potentially better alternative for Sonim stockholders to a transaction with Orbic. The Company provided further details in a letter to stockholders, highlights include:

●	Sale of Assets to Social Mobile: As announced on June 2, 2025, Sonim and Social Mobile have signed a Letter of Intent intended to lead to a definitive agreement under which Social Mobile will acquire substantially all of Sonim’s operating assets for up to $20 million, including up to $5 million in earn-out consideration.

●	Reverse Takeover Transaction: Sonim intends to enter a definitive agreement with a prospective reverse takeover candidate in addition to the transaction with Social Mobile. The company is targeting a $15 million estimated value for Sonim. Together with the Social Mobile transaction, the aggregate potential value exceeds the value of Orbic’s purported offer.

●	Orbic’s Lack of Engagement: Despite the Special Committee’s efforts to meaningfully engage, Orbic has demonstrated nothing but strategic inconsistency, abrupt tactical shifts, and adversarial behavior.

●	Orbic’s Financial Distress: Orbic and its affiliates have more than $22.5 million in judgments against them, over ten lawsuits in the past decade, including disputes with customers, suppliers, employees, and business partners.

●	Orbic’s Campaign and Illusory Proposal is an Attempt to Derail Strategic Alternatives Process: Sonim believes that Orbic’s proxy contest is not about governance or performance—it is a continuation of Orbic’s coercive strategy aimed at derailing Sonim’s strategic alternatives process and an attempt to seize control of the Board and Company without paying a premium to all Sonim stockholders.

In advance of the 2025 Annual Meeting scheduled for July 18, 2025, The Sonim Board urges stockholders to vote FOR each of Sonim’s highly qualified director nominees using the WHITE proxy card.

The full text of the letter to stockholders follows:

June 18, 2025

Dear Fellow Stockholders:

The upcoming 2025 Annual Meeting will define the future of Sonim and directly impact the value of your investment. We urge you to protect that value by voting FOR each of Sonim’s highly qualified director nominees by following the instructions on the WHITE proxy card.

Sonim’s Successful Strategic Alternatives Process

Resulting in Superior Alternative to Orbic Proposal

In January 2025, Orbic North America, LLC (“Orbic”), announced its unsolicited efforts to acquire Sonim. In response, Sonim formed a Special Committee of its Board of Directors and over the last 6+ months has explored and evaluated a range of strategic alternatives to maximize stockholder value.

Both strategically and tactically, the Special Committee has already found a potentially better alternative for Sonim stockholders to a transaction with Orbic:

●	Sale of Assets to Social Mobile: As announced on June 2, 2025, Sonim and Social Mobile have signed a Letter of Intent intended to lead to a definitive agreement under which Social Mobile will acquire substantially all of Sonim’s operating assets for up to $20 million, including up to $5 million in earn-out consideration.

●	Reverse Takeover Transaction: In addition, Sonim is pursuing a reverse merger transaction with a private operating company, targeting a $15 million valuation for Sonim. These transactions, taken together, represent a path to superior stockholder value.

Don’t Let Orbic Seize Control of Sonim
Without Paying a Premium to All Stockholders

In addition to the alternatives outlined above, the Special Committee also attempted on numerous occasions to engage with Orbic, but to no avail.

At all times, Orbic’s engagement was marked by strategic inconsistency, abrupt tactical shifts, and adversarial behavior. Orbic manages to wear three hats: an affiliate of an unsuccessful plaintiff, a failed bidder in a strategic acquisition, and now a dissident with questionable motivations.

Initially, in June 2024, Orbic, through its affiliate Reliance Communications, LLC, filed a lawsuit against Sonim and family members of its major stockholders, alleging trade secret misappropriation. That lawsuit did not succeed.

So what next? Orbic shifted tactics, announcing an interest in acquiring Sonim in January 2025. But it quickly became clear this was an illusory proposal and appears designed solely to advance its proxy campaign—not to engage in a genuine transaction:

●	Orbic Vague Proposal + Threats: In February, Orbic submitted a vague, two-page “Proposal/Discussion Agenda” calling for the resignation of the Board and the immediate transfer of control of Sonim to Orbic representatives. But Orbic’s proposal entirely lacked material terms or financing details. Simultaneously, affiliates of the Orbic Group threatened to interfere with Sonim’s key product development and supply relationships if Sonim declined to comply.

●	Orbic Highly Conditional Proposal + No Response to Engagement: In March, the first communication that could reasonably be considered a “proposal” was received: a conditional, non-binding offer to acquire Sonim for $4.00 per share in cash. The Special Committee immediately began evaluating the proposal with its financial advisor. The Special Committee made a routine and reasonable request for proof of funds to substantiate Orbic’s ability to finance the proposed transaction. Orbic never responded.

●	Orbic Recuts Initial Proposal + More of Same Conditionality: In May, after nearly six weeks of silence, Orbic submitted a revised, preliminary, and conditional non-binding proposal to acquire Sonim for $1.81 per share in cash. The revised proposal included a “confidential” letter of interest from a private lender, dated April 11, 2025, which was preliminary, non-binding, and subject to extensive conditions.

●	Orbic Failure to Provide Any Verifiable Proof of Funds: To date, the Special Committee also identified serious concerns regarding Orbic’s financial conditions, including a lack of available capital, and, an apparent inability to make any credible offer to enter a strategic transaction with Sonim.

●	Substantial Doubt About Orbic’s Ability to Operate Business or Create Value: Orbic and its affiliates are notorious for frequent conflicts with clients, suppliers, employees, and competitors. They have been involved in more than ten separate legal disputes as defendants in the past ten years. Investors should be wary of Orbic and its affiliates’ history of strategic missteps, litigation, and financial mismanagement. Orbic’s history reveals a concerning pattern of legal and financial instability:

○	an $18 million consent judgment issued against Orbic executives relating to an Orbic affiliate’s default under a $21 million loan facility;
○	a summary judgment award in excess of $4,5 million against an Orbic affiliate for breach of contract; and
○	a $185,870 default judgment against an Orbic affiliate for breach of contract.

●	Seeing through Orbic’s façade: We believe Orbic never intended to consummate an acquisition of Sonim and knew or should have known that our Special Committee could not proceed with an unfinanced and conditional proposal.

Orbic’s proxy contest is not about governance or performance—it is a continuation of Orbic’s coercive strategy aimed at derailing Sonim’s strategic alternatives process.

Sonim Nominees Are Independent, Credible, and Committed to Your Interests

Unlike Orbic’s director nominees, Sonim’s director nominees are fully independent and have no affiliations with Orbic or any counterparties to potential strategic transactions. They are committed to acting solely in the best interests of all stockholders. The Special Committee, in cohesion with its financial and legal advisers, continuously works to provide value to the Sonim stockholders.

YOUR VOTE MATTERS:

VOTE THE WHITE PROXY CARD TODAY

Sonim’s Board of Directors urges stockholders to only use the WHITE proxy card to vote “FOR” election of Sonim’s director nominees — James Cassano, Peter Liu, Mike Mulica, Jack Steenstra, and George Thangadurai.

If you receive a BLUE proxy card from the Orbic Group, please disregard it.

The Board strongly recommends that stockholders protect their investment in Sonim by casting their vote as soon as possible, regardless of plans to attend the Annual Meeting on July 18, 2025.

Sincerely,

The Sonim Special Committee

For more information or assistance with voting your shares, please call the Company’s proxy solicitor:

430 Park Avenue, 14th Floor,

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: SONM@investor.sodali.com

About Sonim Technologies

Sonim Technologies is a leading U.S. provider of rugged mobile solutions, including phones, wireless internet data devices, accessories and software designed to provide extra protection for users that demand more durability in their work and everyday lives. Trusted by first responders, government, and Fortune 500 customers since 1999, we currently sell our ruggedized mobility solutions through tier one wireless carriers and distributors in North America, EMEA, and Australia/New Zealand. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the outcome of negotiations with Orbic and the search for strategic alternatives by the Special Committee, Sonim’s ability to enter strategic transactions with potential counterparties, perceived benefits of the strategic alternatives favored by Sonim’s board of directors, and the Special Committee’s assessments in connection with the search for strategic alternatives. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “poised,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the letter of intent (LOI) will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required approvals are not obtained and that Sonim’s stockholders do not approve the proposed transaction; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed transaction not being completed on the terms reflected in the definitive agreement, or at all; the risk that the LOI may be terminated in circumstances that require Sonim to pay a termination fee; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of Sonim’s common stock; risk that the current board of directors of Sonim loses proxy contest and the new directors’ slate determines to terminate the proposed transaction (whether at the state of LOI or definitive agreement); risks related to the possible failure of Sonim to achieve earn-out; the effect of the announcement of the proposed transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction and the LOI; and other risks and uncertainties, including those described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Important Information and Where to Find It

Sonim has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Sonim’s stockholders are strongly encouraged to read Sonim’s definitive proxy statement (including any amendments or supplements thereto) and any other documents to be filed with the SEC carefully and in their entirety when they become available because they will contain important information.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that Sonim files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on Sonim’s website at https://ir.sonimtech.com/sec-filings/all-sec-filings.

Participants in Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors – James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the election of directors at Sonim’s 2025 Annual Meeting and related proposals to Sonim’s stockholders.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance ,” “Security Ownership of Certain Beneficial Owners and Management ,” and “Certain Relationships and Related Party Transactions” of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

To the extent holdings of our directors and executive officers reported in the definitive proxy statement change, such changes will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC, if and when they become available. These documents will be available free of charge as described above.

Media Contact:

Anette Gaven

Anette.Gaven@sonimtech.com

1-619-993-3058